                                                    Rule 424(b)(3)
                                                    File No. 333-38545

Pricing Supplement No. 66                           Dated: November 5, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $19,500,000                         Issue Price: 100%

Original Issue Date: November 10, 1997   Stated Maturity Date: November 10, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate
            [ ] Federal Funds Rate    [ ] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
N/A

Interest Payment Dates: (If other than as specified in the Prospectus
Supplement: The 10th day of May and November of each year, beginning May 11, 1998 up to and including the Stated Maturity Date.


Interest Determination Date(s): N/A

                                                    Rule 424(b)(3)
                                                    File No. 333-38545

Pricing Supplement No. 66                           Dated: November 5, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)


Initial Interest Rate: 6.37%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                          Minimum Interest Rate: N/A

Spread (+/-): N/A                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
      Initial Redemption Date:
      The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
      Optional Repayment Dates:
      Optional Repayment Prices:

Repayment Provisions:
      (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .134%

Other Provisions:    a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                          NO. 66 UNDER MTN-SERIES G PROGRAM: $2,088,750,000.00
                     b)   CUSIP #42333HJB9

Agent: Lehman Brothers Inc.           BancAmerica Robertson Stephens   Chase Securities Inc.
       Three World Financial Center   231 South LaSalle Street         270 Park Avenue
       12th Floor                     Chicago, Illinois 60697          New York, NY 10017
       New York, New York